As filed with the Securities and Exchange Commission on July 26, 2017

(Registration No. 333-             )

UNITED STATES

SECURITIES EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ALTRA INDUSTRIAL MOTION CORP.

(Exact name of registrant as specified in its charter)

Delaware	61-1478870
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

300 Granite Street, Suite 201

Braintree, Massachusetts 02184

(Address of principal executive offices) (zip code)

Altra Industrial Motion Corp. 2014 Omnibus Incentive Plan

(Full title of the plan)

Glenn E. Deegan

Vice President, Legal and Human Resources, General Counsel, and Secretary

Altra Industrial Motion Corp.

300 Granite Street, Suite 201

Braintree, Massachusetts 02184

(781) 917-0600

(Name, address, telephone number, including area code, of agent for service)

Copies to:

Rodney H. Bell

Holland & Knight LLP

701 Brickell Avenue, Suite 3300

Miami, Florida 33131

(305) 374-8500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount Of Registration Fee
Common Stock, par value $0.001 per share	750,000	$39.265	$29,448,750	$3,413.11

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions effected without the receipt of consideration.

(2)

Determined in accordance with Rule 457(c) and Rule 457(h)(1) under the Securities Act solely for the purpose of calculating the Registration Fee, based on the average of the high ($39.65) and low ($38.88) prices for the Common Stock as quoted on the NASDAQ Global Market on July 20, 2017, or $39.265.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by Altra Industrial Motion Corp., a Delaware corporation (the “Company”), for the purpose of registering an additional 750,000 shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) pursuant to the Altra Industrial Motion Corp. 2014 Omnibus Incentive Plan, as amended and restated (the “2014 Plan”). The additional shares of Common Stock being registered pursuant to the 2014 Plan are additional securities under the same class as other securities for which an original registration statement (File No. 333-140349) on Form S-8 (the “2007 Registration Statement”) was filed with the Securities and Exchange Commission (the “Commission”) on January 31, 2007.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required by Part I of Form S-8 will be sent or given to plan participants as specified by Rule 428(b)(1) of the Securities Act. Such documents are not required to be and are not filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements in accordance with the Note to Part I of Form S-8 and Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission by the Company are incorporated herein by reference into this registration statement:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2016, filed on February 27, 2017;

(b)	The Company’s Annual Report on Form 10-K/A for the year ended December 31, 2016, filed on March 6, 2017;

(c)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed on May 2, 2017;

(d)	The Company’s Current Reports on Form 8-K filed with the Commission on May 1, 2017, February 13, 2017 and January 5, 2017;

(e)	The Company’s Current Report on Form 8-K/A filed with the Commission on March 15, 2017; and

(f)

The description of the Company’s Common Stock, which is contained in the Registration Statement on Form 8-A/A filed with the Commission on December 13, 2006, including any amendment or reports filed with the purpose of updating such description.

All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Copies of these documents are not required to be filed with this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The following is a summary of the statute, charter and Bylaw provisions or other arrangements under which the Company’s directors and officers are insured or indemnified against liability in their capacities as such. All directors and officers of the Company are covered by insurance policies maintained and held in effect by the Company against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

Section 145 of Delaware General Corporation Law.

The Company is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees) actually and reasonably incurred by the person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent a court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; provided that indemnification provided for by Section 145 of the DGCL or granted pursuant thereto shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and a Delaware corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145 of the DGCL.

Section 102(b)(7) of the DGCL.

Section 102(b)(7) of the DGCL enables a Delaware corporation to provide in its certificate of incorporation for the elimination or limitation of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, no provision can eliminate or limit a director’s liability:

•	For any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	For acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	Under Section 174 of the DGCL, which imposes liability on directors for unlawful payment of dividends or unlawful stock purchase or redemption; or

•	For any transaction from which the director derived an improper personal benefit.

Certificate of Incorporation Provisions on Indemnification.

The Company’s Certificate of Incorporation provides that a director of the Company shall not be personally liable to either the Company or any of its stockholders for monetary damages for a breach of fiduciary duty except for (i) breaches of the duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violation of the law, (iii) as required by Section 174 of the DGCL or (iv) a transaction resulting in an improper personal benefit. In addition, the Company has the power to indemnify any person serving as a director, officer or agent of the corporation to the fullest extent permitted by law.

Bylaw Provisions on Indemnification.

The Company’s Bylaws provide generally that the Company has the power to indemnify its directors, officers, employees and agents who are or were a party, or threatened to be made a party, to any threatened, pending, or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was the director, officer, employee or agent of the corporation, or is or was serving in such a position at its request of any other corporation, partnership, joint venture, trust or other enterprise.

Other Provisions on Indemnification.

The Company is also a party to indemnification agreements with each of the Company’s directors and certain of the Company’s officers, including, Carl R. Christenson, Christian Storch, Glenn E. Deegan, Todd B. Patriacca, Craig Schuele and Gerald Ferris. Consistent with the Company’s Bylaws, the indemnification agreements require the Company, among other things, to (i) maintain directors’ and officers’ liability insurance for each indemnitee, and (ii) indemnify each indemnitee to the fullest extent permitted by law for certain expenses incurred in a proceeding arising out of indemnitee’s service to the Company or its subsidiaries. The indemnification agreements also provide for the advancement of such expenses to the indemnitee by the Company.

There foregoing summaries are necessarily subject to the complete text of the statute, the Company’s Certificate of Incorporation and Bylaws and the indemnification agreements and are qualified in their entirety by reference thereto.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed as part of this Registration Statement:

4.2 (1)	Altra Industrial Motion Corp. 2014 Omnibus Incentive Plan

5.1	Opinion of Holland & Knight LLP

23.1	Consent of Deloitte & Touche LLP
23.2	Consent of PricewaterhouseCoopers, LLP, relating to the financial statements of the Stromag business of GKN plc.

23.3	Consent of Holland & Knight LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included as part of the signature page)

1.	Incorporated by reference to Annex A filed with the Company’s Proxy Statement on Schedule 14A Information Statement filed with the Commission on March 24, 2017.

Item 9.	Undertakings.

(a)	The undersigned Company hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase in or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed or furnished by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

2.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Braintree, Massachusetts on July 26, 2017.

Altra Industrial Motion Corp.

July 26, 2017	By:	/s/ Glenn E. Deegan
	Name:	Glenn E. Deegan
	Title:	Vice President, Legal and Human Resources, General Counsel and Secretary

POWER OF ATTORNEY

We, the undersigned officers and directors of Altra Industrial Motion Corp., hereby severally constitute and appoint Glenn E. Deegan our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, and in any and all capacities, to sign for us and in our names in the capacities indicated below any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Carl R. Christenson	Chairman and Chief Executive Officer (Principal Executive Officer)	July 26, 2017
Carl R. Christenson

/s/ Christian Storch	Vice President and Chief Financial Officer (Principal Financial and Principal Accounting Officer)	July 26, 2017
Christian Storch

/s/ Edmund M. Carpenter	Director	July 26, 2017
Edmund M. Carpenter

/s/ Lyle G. Ganske	Director	July 26, 2017
Lyle G. Ganske

/s/ Michael S. Lipscomb	Director	July 26, 2017
Michael S. Lipscomb

/s/ Larry McPherson	Director	July 26, 2017
Larry McPherson

/s/ Thomas W. Swidarski	Director	July 26, 2017
Thomas W. Swidarski

/s/ James H. Woodward Jr.	Director	July 26, 2017
James H. Woodward Jr.

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Holland & Knight LLP.

23.1	Consent of Deloitte & Touche LLP.

23.2 23.3	Consent of PricewaterhouseCoopers, LLP, relating to the financial statements of the Stromag business of GKN plc. Consent of Holland & Knight LLP (included in Exhibit 5.1).

24.1	Power of attorney (included on signature page).